Exhibit 15.4

[Letterhead of Rajah & Tann LCT Lawyers]

14 April 2020

Sea Limited
1 Fusionopolis Place
#17-10, Galaxis
Singapore 138522

Re: Annual Report on Form 20-F of Sea Limited

Dear Sirs / Madams,

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F for the year ended December 31, 2019 of Sea Limited with the U.S. Securities and Exchange Commission and to the references to our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We rely upon structural arrangements to establish control over certain entities and government authorities may determine that these arrangements do not comply with existing laws and regulations” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements among Our VIEs, Their Shareholders and Us—Contracts that Enable Us to Receive Economic Benefits or Absorb Losses from the VIEs” in such annual report, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-222071, No. 333-223551, No. 333-229137, No. 333-232859 and No. 333-235799). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Nguyen Dinh Nha

Nguyen Dinh Nha
Partner

[Chop of Rajah & Tann LCT Lawyers is affixed]